TREDEGAR REPORTS SECOND-QUARTER 2017 RESULTS
RICHMOND, VA--(BUSINESS WIRE)--August 1, 2017--Tredegar Corporation (NYSE:TG, also the “Company” or “Tredegar”) today reported second-quarter financial results for the period ended June 30, 2017.
Second quarter 2017 net income was $44.2 million ($1.34 per share) compared with net income of $3.4 million ($0.10 per share) in the second quarter of 2016. Net income from ongoing operations, which excludes the special items shown in the table below, was $8.3 million ($0.25 per share) in the second quarter of 2017 compared with $4.4 million ($0.13 per share) in the second quarter of 2016. A reconciliation of net income, a financial measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), to net income from ongoing operations, a non-GAAP financial measure, for the three and six months ended June 30, 2017 and 2016, is shown below:

(in millions, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net income as reported under GAAP	$44.2	$3.4	$47.9	$10.7
After-tax effects of:
Losses associated with plant shutdowns, asset impairments and restructurings	—	0.9	0.6	1.6
(Gains) losses from sale of assets and other:
Unrealized gain associated with the investment in kaléo	(15.7)	(0.3)	(18.2)	(1.1)
Gain associated with the settlement of an escrow agreement	(11.9)	—	(11.9)	—
Income tax benefit associated with the write-off of the stock basis of a certain U.S. subsidiary	(8.1)	—	(8.1)	—
Other	(0.2)	0.4	4.0	0.7
Net income from ongoing operations *	$8.3	$4.4	$14.3	$11.9

Earnings per share as reported under GAAP (diluted)	$1.34	$0.10	$1.45	$0.33
After-tax effects per diluted share of:
Losses associated with plant shutdowns, asset impairments and restructurings	—	0.03	0.02	0.05
(Gains) losses from sale of assets and other:
Unrealized gain associated with the investment in kaléo	(0.47)	(0.01)	(0.55)	(0.03)
Gain associated with the settlement of an escrow agreement	(0.36)	—	(0.36)	—
Income tax benefit associated with the write-off of the stock basis of a certain U.S. subsidiary	(0.25)	—	(0.25)	—
Other	(0.01)	0.01	0.12	0.02
Earnings per share from ongoing operations (diluted) *	$0.25	$0.13	$0.43	$0.37
* See Notes to the Financial Tables in this press release for further details regarding the special items that reconcile net income to net income from ongoing operations and earnings per share to earnings per share from ongoing operations.

Highlights for second quarter 2017 include:

•
Operating profit from ongoing operations for Bonnell Aluminum of $11.8 million (including $2.8 million associated with the acquisition of Futura Industries Corporation (“Futura”) in mid-February 2017), was $0.9 million higher than the second quarter of 2016

•	Operating profit from ongoing operations for PE Films of $10.7 million was $6.4 million higher than the second quarter of 2016

•	Operating loss from ongoing operations for Flexible Packaging Films was $0.3 million, which was favorable by $0.6 million versus the operating loss incurred in the second quarter of 2016.

John Gottwald, Tredegar’s president and chief executive officer, said, “Earnings per share from ongoing operations in the second quarter were 12 cents higher than 2016 largely due to strong performance from our surface protection component of our polyethylene films segment, driven by an improvement in the flat panel display market. We’re still cautious about surface protection’s future prospects given the previously disclosed risk of possible customer product transitions to less costly alternative processes or materials.”
Mr. Gottwald further stated, “Our aluminum extrusions business showed profit improvement due to the acquisition of Futura earlier this year, somewhat offset by lower profits in the legacy Bonnell business. Terphane continues to struggle with profitability as a result of industry excess capacity, particularly in Latin America.”
Drew Edwards, Tredegar’s chief financial officer, further commented on second quarter 2017 results, “We had several significant special income items impacting our results reported under U.S. GAAP. Based on recent favorable results and projections, our approximately 20% ownership interest in kaléo, which is accounted for under the fair value method, was written up during the quarter by $21.5 million or 47 cents per share after taxes. kaléo’s stock is not publicly traded. The valuation estimate in this situation is more of an art than a science and, while performed in good faith, is based on projection assumptions that have a wide range of possible outcomes. Ultimately, the true value of our ownership interest in kaléo will be determined if and when a liquidity event occurs.”
Mr. Edwards continued, “Our U.S. GAAP earnings for the quarter also include two other significant non-operating income items. We recognized a gain of $11.9 million or 36 cents per share after taxes from the settlement of an outstanding escrow arrangement. In addition, following established tax law, we recorded a tax benefit of $8.1 million or 25 cents per share associated with an ordinary tax loss from the write-off of the tax basis of the stock of one of our U.S. subsidiaries.”

OPERATIONS REVIEW
PE Films
PE Films is comprised of personal care materials, surface protection films, polyethylene overwrap films and films for other markets. A summary of second-quarter and year-to-date operating results from ongoing operations for PE Films is provided below:

	Three Months Ended		Favorable/ (Unfavorable) % Change	Six Months Ended		Favorable/ (Unfavorable) % Change
(In Thousands, Except Percentages)	June 30,			June 30,
	2017	2016		2017	2016
Sales volume (lbs)	34,166	34,574	(1.2)%	69,222	72,460	(4.5)%
Net sales	$89,639	$80,813	10.9%	$176,050	$169,295	4.0%
Operating profit from ongoing operations	$10,682	$4,318	147.4%	$19,713	$14,553	35.5%
Second-Quarter Results vs. Prior Year Second Quarter Results
Net sales (sales less freight) in the second quarter of 2017 increased by $8.8 million versus 2016 primarily due to:

•	An increase in surface protection films revenue ($5.7 million) primarily due to a stronger LCD market and improved sales mix; and

•
Higher volume for elastics and acquisition distribution layers materials and favorable sales mix in personal care materials ($5.2 million), partially offset by volume reductions from the winding down of known lost business in personal care ($1.2 million), which was substantially completed by the end of 2016, and lower volume of overwrap products ($0.8 million).

Operating profit from ongoing operations in the second quarter of 2017 increased by $6.4 million versus the second quarter of 2016 primarily due to:

•	Higher contribution to profits from surface protection films ($5.5 million), primarily due to higher volume, a favorable sales mix, and production efficiencies;

•	Higher contribution to profits from personal care materials ($2.5 million), primarily due to favorable mix, partially offset by known lost business in personal care ($0.7 million);

•	Higher selling and general expenses ($1.2 million), primarily associated with hiring and employee incentive costs; and

•	Realized cost savings of $0.6 million associated with the previously announced project to consolidate domestic manufacturing facilities in PE Films (“North American facility consolidation”).
The North American facility consolidation is expected to be completed in the fourth quarter of 2017. Once complete, annualized pretax cash cost savings are expected to be approximately $5-6 million. Total pretax cash expenditures for this multi-year project are expected to be approximately $17 million (which includes $11 million of capital expenditures), of which $14.4 million has been spent as of June 30, 2017.
The surface protection operating segment of the PE Films reporting segment supports manufacturers of optical and other specialty substrates used in flat panel display products. These films are primarily used by customers to protect components of displays in the manufacturing and transportation process and then discarded.
As previously discussed, the Company believes that over the next few years, there is an increased risk that a portion of its film used in surface protection applications will be made obsolete by possible future customer product transitions to less costly alternative processes or materials. The Company estimates on a preliminary basis that the annual adverse impact on ongoing operating profit from customer shifts to alternative processes or materials in surface protection is in the range of up to $5 to $10 million. Given the technological and commercial complexity involved in bringing these alternative processes or materials to market, the Company is very uncertain as to the timing and ultimate amount of the possible transitions. In response, the Company is aggressively pursuing new surface protection products, applications and customers.
The Company continues to anticipate a significant additional product transition in its personal care business after 2018 that could have an adverse impact on ongoing operating profit, but the impact is uncertain at this time. The competitive dynamics in the personal care business require continuous development of new materials for customers, which include the leading global and regional personal care producers.  The product development process for personal care materials, which spans from idea inception to product commercialization, is typically 24 to 48 months.
R&D spending in PE Films has increased significantly over the past several years, and was approximately $12 million in 2014, $16 million in 2015 and $19 million in 2016. R&D spending in 2017 is projected to be comparable to 2016.
Amounts estimated for the expected impact on future profits of lost business and product transitions are provided on a stand-alone basis and do not include any potential offsets such as sales growth, cost reductions or new product developments.
Year-To-Date Results vs. Prior Year Year-To-Date Results
Net sales in the first six months of 2017 increased by $6.8 million versus 2016 primarily due to:

•	Higher sales from surface protection films ($7.1 million), primarily due to higher volume and a favorable sales mix;

•
Higher volume for acquisition distribution layers materials and favorable sales mix in personal care materials ($5.4 million), partially offset by volume reductions from the winding down of known lost business in personal care that was substantially completed by the end of 2016 ($5.1 million); and

•	Lower net volume primarily related to other personal care materials ($0.7 million).

Operating profit from ongoing operations in the first six months of 2017 increased by $5.2 million versus the first six months of 2016 primarily due to:

•	Higher contribution to profits from surface protection films ($6.0 million), mostly in the second quarter, primarily due to higher volume, a favorable sales mix, and production efficiencies;

•
Higher contribution to profits from personal care materials and other PE Films products ($1.7 million), primarily due to improved volume and inflation-driven price increases, more than offset by known lost business in personal care ($2.0 million);

•	The unfavorable lag in the pass-through of average resin costs of $0.7 million in the first six months of 2017 versus the unfavorable lag of $0.2 million in 2016; and

•
Realized cost savings of $1.0 million associated with the previously announced project to consolidate domestic manufacturing facilities in PE Films, more than offset by higher net general, selling and plant expenses ($1.3 million), primarily associated with strategic hires and an increase in employee incentive costs.

Capital Expenditures, Depreciation & Amortization
Capital expenditures in PE Films were $7.8 million in the first six months of 2017 compared to $13.9 million in the first six months of 2016. PE Films currently estimates that total capital expenditures in 2017 will be $26 million, including approximately $10 million for routine capital expenditures required to support operations. Capital spending for strategic projects in 2017 includes capacity expansion for elastics and acquisition distribution layer materials, in addition to other growth and strategic projects. Depreciation expense was $6.9 million in the first six months of 2017 and $6.6 million in the first six months of 2016. Depreciation expense is projected to be $15 million in 2017.
Flexible Packaging Films
Flexible Packaging Films, which is also referred to as Terphane, produces polyester-based films for use in packaging applications that have specialized properties, such as heat resistance, strength, barrier protection and the ability to accept high-quality print graphics. A summary of second quarter and year-to-date operating results from ongoing operations for Terphane is provided below:

	Three Months Ended		Favorable/ (Unfavorable) % Change	Six Months Ended		Favorable/ (Unfavorable) % Change
(In Thousands, Except Percentages)	June 30,			June 30,
	2017	2016		2017	2016
Sales volume (lbs)	21,966	22,355	(1.7)%	44,028	43,017	2.4%
Net sales	$26,588	$27,207	(2.3)%	$53,297	$53,585	(0.5)%
Operating profit (loss) from ongoing operations	$(319)	$(942)	66.1%	$(2,317)	$1,090	NA
Second-Quarter Results vs. Prior Year Second Quarter Results
Sales volume decreased by 1.7% in the second quarter of 2017 compared with the second quarter of 2016 due to lower export sales volume. Net sales in the second quarter of 2017 decreased 2.3% versus the second quarter of 2016 due to lower sales volume and lower prices in a competitive market partially offset by a favorable sales mix.
Terphane’s operating results from ongoing operations in the second quarter of 2017 showed an improvement of $0.6 million versus the second quarter of 2016 primarily due to:

•
Foreign currency transaction gains of $0.2 million in the second quarter of 2017 versus $1.6 million of losses in the second quarter of 2016, associated with U.S. Dollar denominated export sales in Brazil; and

•	The unfavorable lag in the pass-through of raw material costs of $1.0 million in the second quarter of 2017 versus the favorable lag of $0.2 million in 2016.
The Company expects Terphane’s future operating results to continue to be volatile until industry capacity utilization and the competitive dynamics in Latin America improve. Additional capacity from a competitor in Latin America is expected to come on-line in the third quarter of 2017.  A non-cash impairment charge associated with Terphane’s trade name intangibles not subject to amortization (balance of $6.3 million at June 30, 2017) and depreciable and amortizable assets could be triggered depending on expectations of the future prospects of this business.
Year-To-Date Results vs. Prior Year Year-To-Date Results
Sales volume improved by 2.4% in the first six months of 2017 compared with the first six months of 2016 primarily due to higher volume during the first quarter of 2017 in its markets outside of Brazil. Net sales in the first six months of 2017 decreased 0.5% versus the first six months of 2016 due to lower prices in a competitive market and a less favorable sales mix, partially offset by higher sales volume.
Terphane had an operating loss from ongoing operations in the first six months of 2017 of $2.3 million versus an operating profit from ongoing operations in the first six months of 2016 of $1.1 million. The resulting unfavorable change of $3.4 million for the period was primarily due to:

•
Lower margins from competitive pricing pressures that primarily relate to ongoing excess global capacity in the industry (particularly in Latin America), unfavorable economic conditions in Brazil, and inefficiencies from lower-than-planned production in the first quarter of 2017, partially offset by higher volume (net unfavorable impact of $0.6 million);

•
Foreign currency transaction losses of $0.1 million in the first six months of 2017 versus $3.3 million of losses in the first six months of 2016, associated with U.S. Dollar denominated export sales in Brazil;

•	The unfavorable lag in the pass-through of raw material costs of $2.1 million in the first six months of 2017 versus the favorable lag of $1.2 million in 2016; and

•
Higher costs and expenses of $2.8 million primarily related to the adverse impact of high inflation in Brazil and the appreciation by approximately 17% of the average exchange rate for the Brazilian Real relative to the U.S. Dollar.

Capital Expenditures, Depreciation & Amortization
Capital expenditures in Terphane were $1.2 million in the first six months of 2017 compared to $1.2 million in the first six months of 2016. Terphane currently estimates that total capital expenditures in 2017 will be $3 million, all for routine capital expenditures required to support operations. Depreciation expense was $3.7 million in the first six months of 2017 and $3.1 million in the first six months of 2016. Depreciation expense is projected to be $7 million in 2017. Amortization expense was $1.5 million in the first six months of 2017 and $1.4 million in the first six months of 2016, and is projected to be $3 million in 2017.

Aluminum Extrusions
Aluminum Extrusions, which includes Bonnell Aluminum and its operating divisions, AACOA, Inc. and Futura, produces high-quality, soft-alloy and medium-strength aluminum extrusions primarily for building and construction, automotive, consumer durables, machinery and equipment, electrical and distribution markets.
On February 15, 2017, Bonnell Aluminum acquired Futura on a net debt-free basis for approximately $92 million. The amount actually funded in cash at the transaction date was approximately $87.0 million, which was net of preliminary closing adjustments for working capital and seller transaction-related obligations assumed and subsequently paid by Bonnell Aluminum. The Company may be refunded up to $5 million if Futura does not meet certain performance requirements for the 2017 fiscal year. The acquisition, which was funded using Tredegar’s secured revolving credit agreement, is being treated as an asset purchase for U.S. federal income tax purposes.
A summary of second-quarter and year-to-date results from ongoing operations for Aluminum Extrusions, including the results of Futura since its date of acquisition, is provided below:

	Three Months Ended		Favorable/ (Unfavorable) % Change	Six Months Ended		Favorable/ (Unfavorable) % Change
(In Thousands, Except Percentages)	June 30,			June 30,
	2017	2016		2017	2016
Sales volume (lbs) *	44,962	44,855	0.2%	87,357	86,323	1.2%
Net sales	$123,208	$93,447	31.8%	$222,807	$178,920	24.5%
Operating profit from ongoing operations	$11,772	$10,859	8.4%	$21,601	$18,359	17.7%
* Excludes sales volume associated with Futura, acquired on February 15, 2017.
Second-Quarter Results vs. Prior Year Second Quarter Results
Net sales in the second quarter of 2017 increased versus 2016 primarily due to the addition of Futura. Futura contributed net sales of $22.5 million in the second quarter of 2017. Excluding the impact of Futura, net sales were higher as a result of an increase in average selling prices primarily due to the pass-through to customers of higher market-driven raw material costs.
Volume on an organic basis (which excludes the impact of the Futura acquisition) in the second quarter of 2017 was relatively flat versus 2016. Higher volume in specialty markets was largely offset by decreases in the building & construction and automotive markets. The Company believes that lower sales volume in these markets was largely tied to the timing of customer orders. Higher average net selling prices, primarily attributed to an increase in aluminum market prices, had a favorable impact on net sales of $7.9 million.
Operating profit from ongoing operations in the second quarter of 2017 increased by $0.9 million in comparison to the second quarter of 2016. Excluding the favorable profit impact of Futura ($2.8 million), operating profit from ongoing operations decreased $1.9 million, primarily as a result of higher operating costs, including supplies and maintenance, utilities and employee-related expenses, partially offset by higher inflation-related sales prices net of increased material costs ($0.8 million). In addition, operating profit was lower due to disruptions to normal production ($1.0 million) associated with the transition to the new extrusion line in Niles, Michigan, which began its ramp-up at the end of the second quarter.

Year-To-Date Results vs. Prior Year Year-To-Date Results
Net sales in the first half of 2017 increased $43.9 million versus 2016 primarily due to the addition of Futura. Futura has contributed net sales of $30.8 million since its acquisition in the first quarter of 2017. Excluding the impact of Futura, net sales were higher primarily as a result of an increase in average selling prices due to the pass-through to customers of higher market-driven raw material costs and slightly higher volumes. Higher average net selling prices, primarily attributed to an increase in aluminum market prices, had a favorable impact on net sales of $12.4 million.
Volume on an organic basis (which excludes the impact of the Futura acquisition) in the first half of 2017 increased slightly versus 2016. Higher volume in the specialty and automotive markets was largely offset by decreases in building & construction market. The Company believes that lower year-to-date sales volume in this market has resulted primarily from downtime associated with upgrades made to a paint line that serves this market in the first quarter and the timing of customer orders in the second quarter.
Operating profit from ongoing operations in the first half of 2017 increased by $3.2 million versus the first half of 2016. Excluding the favorable profit impact of Futura ($3.8 million), operating profit from ongoing operations decreased $0.6 million, primarily due to disruptions to normal production associated with the transition to the new extrusion line in Niles, Michigan, which began its ramp-up at the end of the second quarter.
Cast House Explosion
On June 29, 2016, the Bonnell Aluminum plant in Newnan, Georgia suffered an explosion in the casting department, resulting in injuries to five employees. The explosion caused significant damage to the cast house and related equipment. The Company is in the process of replacing the damaged casting equipment and expects the cast house to be back in production in the third quarter of 2017. The Newnan plant is currently sourcing raw materials for its extrusion process from other Bonnell plants and from third party vendors. Bonnell Aluminum has various forms of insurance to cover losses associated with this type of event.
During the first six months of 2017, Bonnell incurred $4.2 million of additional expenses associated with the explosion, and $4.1 million of this amount has been fully offset by anticipated insurance recoveries. Additionally, $0.6 million of additional expenses incurred in 2016 that were not reasonably assured of being covered by insurance recoveries are now expected to be recovered and are included as an offset to expenses in “Plant shutdowns, asset impairments, restructurings and other” in the Net Sales and Operating Profit by Segment and in “Cost of goods sold” in the Condensed Consolidated Statements of Income. As the insurance recovery process progresses, additional insurance recoveries are expected. In the second half of 2017, Bonnell expects to record a gain associated with the involuntary conversion of the old cast house.
Capital Expenditures, Depreciation & Amortization
Capital expenditures in Bonnell Aluminum were $17.7 million in the first six months of 2017 (including $0.9 million associated with Futura since it was acquired), compared to $3.6 million in the first six months of 2016. Capital expenditures are projected to total $25 million in 2017, including $9 million used to complete the extrusions capacity expansion project at the Niles, Michigan plant, expenditures to repair the damage caused by the cast house explosion net of related insurance recoveries (facility upgrades of approximately $2 million will not be covered by insurance reimbursements), $9 million for routine items required to support legacy operations, and $2 million to support the operations of Futura. Depreciation expense was $5.3 million in the first six months of 2017, which included $1.1 million from the addition of Futura, compared to $4.1 million in the first six months of 2016, and is projected to be $11 million in 2017. Amortization expense was $1.4 million in the first six months of 2017, which included $0.8 million from the addition of Futura, and $0.5 million in the first six months of 2016, and is projected to be $3 million in 2017.

Corporate Expenses, Interest, Taxes & Other
Pension expense was $5.2 million in the first six months of 2017, a favorable change of $0.4 million from the first six months of 2016. The impact on earnings from pension expense is reflected in “Corporate expenses, net” in the Net Sales and Operating Profit by Segment table. Pension expense is projected to be $10.4 million in 2017. Corporate expenses, net, decreased in the first six months of 2017 versus 2016 primarily due to lower pension expense and stock-based employee benefit costs, partially offset by higher incentive accruals.
Interest expense was $2.8 million in the first six months of 2017 in comparison to $2.0 million in the first six months of 2016. Interest expense in 2016 included the write off of $0.2 million in unamortized loan fees from the Company’s revolving credit agreement that was refinanced in the first quarter of 2016.
The effective tax rate used to compute income tax expense from continuing operations was 9.9% in the first six months of 2017, compared to 29.8% in the first six months of 2016. The effective tax rate from ongoing operations comparable to the earnings reconciliation table on page 1 was 39.1% for the first six months of 2017 versus 32.1% in 2016. An explanation of significant differences between the estimated effective tax rate for income from continuing operations and the U.S. federal statutory rate for 2017 and 2016 will be provided in the Form 10-Q.

CAPITAL STRUCTURE
Total debt was $187.3 million at June 30, 2017, compared to $95.0 million at December 31, 2016. Net debt (debt in excess of cash and cash equivalents) was $163.3 million at June 30, 2017, compared to $65.5 million at December 31, 2016. The increase in debt was substantially due to the acquisition of Futura, which was funded using borrowings under the Company’s secured revolving credit agreement. Net debt is a financial measure that is not calculated or presented in accordance with GAAP. See Note (d) in the Notes to the Financial Tables for a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.
FORWARD-LOOKING AND CAUTIONARY STATEMENTS
Some of the information contained in this press release may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. When we use the words “believe,” “estimate,” “anticipate,” “expect,” “project,” “likely,” “may” and similar expressions, we do so to identify forward-looking statements. Such statements are based on our then current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. It is possible that our actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in or implied by these forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. Factors that could cause actual results to differ from expectations include, without limitation, the following:

•	the loss or gain of sales to significant customers on which our business is highly dependent;

•	the achievement or inability to achieve sales to new customers to replace lost business;

•	our ability to develop and deliver new products at competitive prices;

•	the failure of our customers to achieve success or maintain market share;

•	failure to protect our intellectual property rights;

•	the risks of doing business in countries outside the U.S. that affect our substantial international operations;

•	political, economic, and regulatory factors concerning our products;

•	uncertain economic conditions in countries in which we do business;

•	competition from other manufacturers, including manufacturers in lower-cost countries and manufacturers benefiting from government subsidies;

•	the impact of fluctuations in foreign exchange rates;

•	a change in the amount of our underfunded defined benefit (pension) plan liability;

•	an increase in the operating costs incurred by our operating companies, including, for example, the cost of raw materials and energy;

•
the inability to successfully identify, complete or integrate strategic acquisitions; the failure to realize the expected benefits of such acquisitions and the assumption of unanticipated risks in such acquisitions;

•	disruption to our manufacturing facilities;

•	the occurrence or threat of extraordinary events, including natural disasters and terrorist attacks;

•	an information technology system failure or breach;

•	the volatility and uncertainty of the valuation of our cost-basis investment in kaléo;

•	the possibility of the imposition of tariffs on imported aluminum billet used in our aluminum extrusions;
and the other factors discussed in the reports Tredegar files with or furnishes to the Securities and Exchange Commission (“the SEC”) from time to time, including the risks and important factors set forth in additional detail in “Risk Factors” Part II, Item 5 of the Form 10-Q and in Part I, Item 1A of Tredegar’s 2016 Annual Report on Form 10-K (the “2016 Form 10-K”) filed with the SEC. Readers are urged to review and consider carefully the disclosures Tredegar makes in its filings with the SEC, including the 2016 Form 10-K.
Tredegar does not undertake, and expressly disclaims any duty, to update any forward-looking statement made in this press release to reflect any change in management’s expectations or any change in conditions, assumptions or circumstances on which such statements are based, except as required by applicable law.
To the extent that the financial information portion of this press release contains non-GAAP financial measures, it also presents both the most directly comparable financial measures calculated and presented in accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures and such comparable GAAP financial measures. Reconciliations of non-GAAP financial measures are provided in the Notes to the Financial Tables included with this press release and can also be found within “Presentations” in the “Investors” section of our website, www.tredegar.com.
Tredegar uses its website as a channel of distribution of material company information. Financial information and other material information regarding Tredegar is posted on and assembled in the “Investors” section of its website.
Tredegar Corporation is a manufacturer of plastic films and aluminum extrusions. A global company headquartered in Richmond, Virginia, Tredegar had 2016 sales of $828 million. With approximately 3,200 employees, the company operates manufacturing facilities in North America, South America, Europe, and Asia.

Tredegar Corporation
Condensed Consolidated Statements of Income
(In Thousands, Except Per-Share Data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Sales	$247,347	$208,533	$468,372	$415,867
Other income (expense), net (a)(b)	34,735	322	38,022	1,092
	282,082	208,855	506,394	416,959

Cost of goods sold (a)	197,372	169,830	379,220	332,882
Freight	7,912	7,066	16,218	14,067
Selling, R&D and general expenses (a)	26,744	24,744	51,796	49,583
Amortization of intangibles	1,652	990	2,893	1,946
Interest expense	1,642	947	2,822	2,032
Asset impairments and costs associated with exit and disposal activities, net of adjustments (a)	(271)	553	293	1,226
	235,051	204,130	453,242	401,736
Income before income taxes	47,031	4,725	53,152	15,223
Income taxes (c)(e)	2,827	1,317	5,246	4,533
Net income	$44,204	$3,408	$47,906	$10,690

Earnings per share:
Basic	$1.34	$0.10	$1.45	$0.33
Diluted	$1.34	$0.10	$1.45	$0.33

Shares used to compute earnings per share:
Basic	32,961	32,716	32,941	32,685
Diluted	33,051	32,716	32,999	32,685

Tredegar Corporation
Net Sales and Operating Profit by Segment
(In Thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Net Sales
PE Films	$89,639	$80,813	$176,050	$169,295
Flexible Packaging Films	26,588	27,207	53,297	53,585
Aluminum Extrusions	123,208	93,447	222,807	178,920
Total net sales	239,435	201,467	452,154	401,800
Add back freight	7,912	7,066	16,218	14,067
Sales as shown in the Condensed Consolidated Statements of Income	$247,347	$208,533	$468,372	$415,867

Operating Profit (Loss)
PE Films:
Ongoing operations	$10,682	$4,318	$19,713	$14,553
Plant shutdowns, asset impairments, restructurings and other (a)	(904)	(1,356)	(2,972)	(2,491)
Flexible Packaging Films:
Ongoing operations	(319)	(942)	(2,317)	1,090
Plant shutdowns, asset impairments, restructurings and other (a)	11,856	—	11,856	—
Aluminum Extrusions:
Ongoing operations	11,772	10,859	21,601	18,359
Plant shutdowns, asset impairments, restructurings and other (a)	1,571	(558)	(2,769)	(565)
Total	34,658	12,321	45,112	30,946
Interest income	55	51	129	88
Interest expense	1,642	947	2,822	2,032
Gain on investment accounted for under fair value method (b)	21,500	300	24,800	1,100
Stock option-based compensation costs	38	31	41	(7)
Corporate expenses, net (a)	7,502	6,969	14,026	14,886
Income before income taxes	47,031	4,725	53,152	15,223
Income taxes (c)(e)	2,827	1,317	5,246	4,533
Net income	$44,204	$3,408	$47,906	$10,690

Tredegar Corporation
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	June 30, 2017	December 31, 2016
Assets
Cash & cash equivalents	$24,026	$29,511
Accounts & other receivables, net	129,164	97,388
Income taxes recoverable	13,691	7,518
Inventories	84,359	66,069
Prepaid expenses & other	7,176	7,738
Total current assets	258,416	208,224
Property, plant & equipment, net	304,530	260,725
Goodwill & other intangibles, net	189,442	151,423
Other assets	55,573	30,790
Total assets	$807,961	$651,162
Liabilities and Shareholders’ Equity
Accounts payable	$95,706	$81,342
Accrued expenses	38,323	38,647
Total current liabilities	134,029	119,989
Long-term debt	187,250	95,000
Deferred income taxes	25,717	21,110
Other noncurrent liabilities	101,537	104,280
Shareholders’ equity	359,428	310,783
Total liabilities and shareholders’ equity	$807,961	$651,162

Tredegar Corporation
Condensed Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Six Months Ended
	June 30,
	2017	2016
Cash flows from operating activities:
Net income	$47,906	$10,690
Adjustments for noncash items:
Depreciation	15,993	13,847
Amortization of intangibles	2,893	1,946
Deferred income taxes	2,000	(3,563)
Accrued pension income and post-retirement benefits	5,264	5,759
(Gain)/loss on investment accounted for under the fair value method	(24,800)	(1,100)
(Gain)/loss on asset impairments and divestitures	50	339
Net (gain)/loss on sale of assets	307	—
Changes in assets and liabilities, net of effects of acquisitions and divestitures:
Accounts and other receivables	(20,197)	(4,278)
Inventories	(7,261)	1,490
Income taxes recoverable/payable	(6,120)	(1,099)
Prepaid expenses and other	735	(737)
Accounts payable and accrued expenses	6,178	(5,554)
Pension and postretirement benefit plan contributions	(2,106)	(1,077)
Other, net	1,126	1,600
Net cash provided by operating activities	21,968	18,263
Cash flows from investing activities:
Capital expenditures	(26,692)	(19,018)
Acquisition	(87,110)	—
Proceeds from the sale of assets and other	95	1,104
Net cash used in investing activities	(113,707)	(17,914)
Cash flows from financing activities:
Borrowings	148,750	28,500
Debt principal payments	(56,500)	(38,500)
Dividends paid	(7,268)	(7,213)
Debt financing costs	—	(2,508)
Proceeds from exercise of stock options and other	695	(118)
Net cash used in financing activities	85,677	(19,839)
Effect of exchange rate changes on cash	577	2,831
Decrease in cash and cash equivalents	(5,485)	(16,659)
Cash and cash equivalents at beginning of period	29,511	44,156
Cash and cash equivalents at end of period	$24,026	$27,497

Notes to the Financial Tables
(Unaudited)
(a) Losses associated with plant shutdowns, asset impairments, restructurings and other items for continuing operations in the second quarter and first six months of 2017 and 2016 detailed below are shown in the statements of net sales and operating profit by segment and are included in “Asset impairments and costs associated with exit and disposal activities, net of adjustments” in the condensed consolidated statements of income, unless otherwise noted.
Plant shutdowns, asset impairments, restructurings and other items in the second quarter of 2017 include:

•
Pretax income of $11.9 million related to the settlement of an escrow arrangement established upon the acquisition of Terphane in 2011 (included in “Other income (expense), net” in the condensed consolidated statements of income). In settling the escrow arrangement, the Company assumed the risk of the claims (and associated legal fees) against which the escrow previously secured the Company.  While the ultimate amount of such claims is unknown, the Company believes that it is reasonably possible that it could be liable for some portion of these claims, and currently estimates the amount of such future claims at approximately $3.5 million;

•
Pretax charges of $1.0 million related to estimated excess costs associated with the ramp-up of new product offerings and additional expenses related to strategic capacity expansion projects by PE Films of $0.9 million and by Bonnell of $0.1 million (included in “Cost of goods sold” in the condensed consolidated statements of income);

•
Pretax income of $0.9 million related to the explosion that occurred in the second quarter of 2016 at the aluminum extrusions manufacturing facility in Newnan, Georgia, for the expected recovery of excess production costs of $0.6 million incurred in 2016 and $0.3 million incurred in the first quarter of 2017 for which recovery from insurance carriers was not previously considered to be reasonably assured (included in “Cost of goods sold” in the condensed consolidated statements of income);

•
Pretax income of $0.7 million related to the fair valuation of an earnout provision from the acquisition of Futura (included in “Other income (expense), net” in the condensed consolidated statements of income);

•
Pretax charges of $0.6 million associated with a business development project (included in “Selling, R&D and general expenses” in the condensed consolidated statements of income and “Corporate expenses, net” in the statements of net sales and operating profit by segment); and

•
Pretax charges of $0.3 million associated with the consolidation of domestic PE Films’ manufacturing facilities, which consists of facility consolidation-related expenses of $0.2 million and accelerated depreciation of $0.1 million (included in “Cost of goods sold” in the condensed consolidated statements of income), offset by pretax income of $0.3 million related to a reduction of severance and other employee-related accrued costs.

Plant shutdowns, asset impairments, restructurings and other items in the first six months of 2017 include:

•
Pretax income of $11.9 million related to the settlement of an escrow arrangement established upon the acquisition of Terphane in 2011 (included in “Other income (expense), net” in the condensed consolidated statements of income). In settling the escrow arrangement, the Company assumed the risk of the claims (and associated legal fees) against which the escrow previously secured the Company.  While the ultimate amount of such claims is unknown, the Company believes that it is reasonably possible that it could be liable for some portion of these claims, and currently estimates the amount of such future claims at approximately $3.5 million;

•
Pretax charges of $3.3 million related to the acquisition of Futura, i) associated with accounting adjustments of $1.7 million made to the value of inventory sold by Aluminum Extrusions after its acquisition of Futura (included in “Cost of goods sold” in the condensed consolidated statements of income), ii) acquisition costs of $1.5 million and iii) integration costs of $0.1 million (both ii and iii included in “Selling, R&D and general expenses” in the condensed consolidated statements of income), offset by pretax income of $0.7 million related to the fair valuation of an earnout provision (included in “Other income (expense), net” in the condensed consolidated statements of income);

•
Pretax charges of $2.8 million related to estimated excess costs associated with the ramp-up of new product offerings and additional expenses related to strategic capacity expansion projects by PE Films of $2.4 million and by Aluminum Extrusions of $0.4 million (included in “Cost of goods sold” in the condensed consolidated statements of income);

•
Pretax income of $0.5 million related to the explosion that occurred in the second quarter of 2016 at the aluminum extrusions manufacturing facility in Newnan, Georgia, which includes the expected recovery of excess production costs of $0.6 million incurred in 2016 for which recovery from insurance carriers was not previously considered to be reasonably assured (included in “Cost of goods sold” in the condensed consolidated statements of income), partially offset by legal and consulting fees of $0.1 million (included in “Selling, R&D and general expenses” in the condensed consolidated statements of income);

•
Pretax charges of $0.7 million associated with the consolidation of domestic PE Films’ manufacturing facilities, which consists of asset impairments of $0.1 million, accelerated depreciation of $0.2 million (included in “Cost of goods sold” in the condensed consolidated statements of income) and other facility consolidation-related expenses of $0.4 million ($0.3 million is included in “Cost of goods sold” in the condensed consolidated statements of income), offset by pretax income of $0.1 million related to a reduction of severance and other employee-related accrued costs;

•
Pretax charges of $0.3 million related to expected future environmental costs at the aluminum extrusions manufacturing facility in Carthage, Tennessee (included in “Cost of goods sold” in the condensed consolidated statements of income);

•
Pretax charges of $0.9 million associated with a business development project (included in “Selling, R&D and general expenses” in the condensed consolidated statements of income and “Corporate expenses, net” in the statements of net sales and operating profit by segment); and

•
Pretax charges of $0.3 million for severance and other employee-related costs associated with restructurings in Corporate (included in “Corporate expenses, net” in the statements of net sales and operating profit by segment).

Plant shutdowns, asset impairments, restructurings and other charges in the second quarter of 2016 include:

•
Pretax charges of $1.4 million associated with the consolidation of domestic PE Films’ manufacturing facilities, which includes severance and other employee-related costs of $0.4 million, asset impairments of $0.1 million, accelerated depreciation of $0.1 million (included in “Cost of goods sold” in the condensed consolidated statements of income) and other facility consolidation-related expenses of $0.8 million ($0.7 million is included in “Cost of goods sold” in the condensed consolidated statements of income); and

•
Pretax charges of $0.6 million related to an explosion that occurred in the second quarter of 2016 at Aluminum Extrusions’ Newnan cast house (included in “Selling, R&D and general expenses” in the condensed consolidated statements of income).

Plant shutdowns, asset impairments, restructurings and other charges in the first six months of 2016 include:

•
Pretax charges of $2.5 million associated with the consolidation of domestic PE Films’ manufacturing facilities, which includes severance and other employee-related costs of $0.7 million, asset impairments of $0.3 million, accelerated depreciation of $0.2 million (included in “Cost of goods sold” in the condensed consolidated statements of income) and other facility consolidation-related expenses of $1.3 million ($1.1 million is included in “Cost of goods sold” in the condensed consolidated statements of income);

•
Pretax charges of $0.6 million related to an explosion that occurred in the second quarter of 2016 at Aluminum Extrusions’ Newnan cast house (included in “Selling, R&D and general expenses” in the condensed consolidated statements of income); and

•
Pretax charges of $0.4 million associated with a business development project (included in “Selling, R&D and general expenses” in the condensed consolidated statements of income and “Corporate expenses, net” in the statement of net sales and operating profit by segment).

(b) Unrealized gains on the Company’s investment in kaleo, Inc. (“kaléo”) of $21.5 million and $24.8 million were recognized in the second quarter and first six months of 2017, respectively, compared to $0.3 million and $1.1 million in the second quarter and first six months of 2016, respectively. The change in the estimated fair value of the Company’s holding in kaléo was based primarily on changes in projected future cash flows that are discounted at 45% for their high degree of risk.

(c)
During the second quarter of 2017, the Company initiated a plan to liquidate for tax purposes one of its domestic subsidiaries, which will allow it to claim an income tax benefit on the write-off of the stock basis of one of the Company’s U.S. subsidiaries (“worthless stock deduction”) on its 2017 federal income tax return. The Company recorded an income tax benefit during the second quarter of 2017 of $8.1 million ($0.25 per share) related to the worthless stock deduction, net of valuation allowances and accrual for uncertain tax positions. Also during the second quarter of 2017, the Company recognized a net tax benefit of $0.4 million associated with additional U.S. tax related to the repatriation of cash from Brazil in the third quarter of 2016 offset by the reversal of related tax contingencies. Income taxes in the first six months of 2017 and 2016 included the partial reversal of a valuation allowance of less than $0.1 million and $0.1 million, respectively, related to the expected limitations on the utilization of assumed capital losses on certain investments that were recognized in prior years.

(d)	Net debt is calculated as follows:

(in millions)	June 30,	December 31,
	2017	2016
Debt	$187.3	$95.0
Less: Cash and cash equivalents	24.0	29.5
Net debt	$163.3	$65.5
Net debt is not intended to represent total debt as defined by GAAP. Net debt is utilized by management in evaluating the Company’s financial leverage and equity valuation, and management believes that investors also may find net debt to be helpful for the same purposes.

(e) Tredegar’s presentation of net income and earnings per share from ongoing operations are non-GAAP financial measures that exclude the effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from the sale of assets, goodwill impairment charges and other items (which includes unrealized gains and losses for an investment accounted for under the fair value method), which have been presented separately and removed from net income and diluted earnings per share as reported under GAAP. Net income and earnings per share from ongoing operations are key financial and analytical measures used by management to gauge the operating performance of Tredegar’s ongoing operations. They are not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income or earnings per share from continuing operations as defined by GAAP. They exclude items that we believe do not relate to Tredegar’s ongoing operations. A reconciliation of the pre-tax and post-tax balances attributed to net income from ongoing operations for the three and six months ended June 30, 2017 and 2016 are shown below in order to show the impact on the effective tax rate:

(In Millions)	Pre-tax	Taxes Expense (Benefit)	After-Tax	Effective Tax Rate
Three Months Ended June 30, 2017	(a)	(b)		(b)/(a)
Net income reported under GAAP	$47.0	$2.8	$44.2	6.0%
Losses associated with plant shutdowns, asset impairments and restructurings	—	—	—
(Gains) losses from sale of assets and other	(33.4)	2.5	(35.9)
Net income from ongoing operations	$13.6	$5.3	$8.3	38.9%
Three Months Ended June 30, 2016
Net income reported under GAAP	$4.7	$1.3	$3.4	27.9%
Losses associated with plant shutdowns, asset impairments and restructurings	1.4	0.5	0.9
(Gains) losses from sale of assets and other	0.3	0.1	0.1
Net income from ongoing operations	$6.3	$1.9	$4.4	30.6%
Six Months Ended June 30, 2017
Net income reported under GAAP	$53.2	$5.3	$47.9	9.9%
Losses associated with plant shutdowns, asset impairments and restructurings	0.9	0.3	0.6
(Gains) losses from sale of assets and other	(30.6)	3.6	(34.2)
Net income from ongoing operations	$23.5	$9.2	$14.3	39.1%
Six Months Ended June 30, 2016
Net income reported under GAAP	$15.2	$4.5	$10.7	29.8%
Losses associated with plant shutdowns, asset impairments and restructurings	2.5	0.9	1.6
(Gains) losses from sale of assets and other	(0.2)	0.2	(0.4)
Net income from ongoing operations	$17.6	$5.6	$11.9	32.1%

CONTACT:
Tredegar Corporation
Neill Bellamy, 804-330-1211
neill.bellamy@tredegar.com